Exhibit 10.7

THE WHITEWAVE FOODS COMPANY

2014 RESTRICTED STOCK UNIT (“RSU”) AWARD AGREEMENT

FOR EXECUTIVE OFFICERS

THIS AWARD AGREEMENT (this “Agreement”), effective as of the date indicated on the Notice of Grant delivered herewith (the “Notice of Grant”), is made and entered into by and between The WhiteWave Foods Company, a Delaware corporation (the “Company”), and the individual named on the Notice of Grant (“you”).

WITNESSETH:

WHEREAS, The WhiteWave Foods Company 2012 Stock Incentive Plan (the “Plan”) provides for the grant of restricted stock units, which are referred to in this Agreement as RSUs, and other forms of stock-based compensation to certain Employees and non-employee Directors of the Company and its Subsidiaries;

WHEREAS, during your employment, and based upon your position with the Company and/or its Subsidiaries, you have acquired and will continue to acquire, by reason of your position, substantial knowledge of the operations and practices of the business of the Company;

WHEREAS, the Company desires to assure that, to the extent and for the period of your employment and for a reasonable period thereafter, it may maintain the confidentiality of its trade secrets and proprietary information, and protect goodwill and other legitimate business interests, each of which could be compromised if any competitive business were to secure your services;

WHEREAS, the RSU and other Awards provided for under the Plan are intended to comply with the requirements of Rule 16b-3 under the Securities Exchange Act of 1934, as amended; and

WHEREAS, the Committee has awarded to you the RSU described in this Agreement and in the Notice of Grant.

NOW, THEREFORE, in consideration of the foregoing and of the mutual covenants and agreements herein contained, and as an inducement to you to continue as an employee of the Company (or its Subsidiaries), you and the Company hereby agree as follows:

Capitalized terms used and not otherwise defined in this Agreement shall have the meanings set forth in the Plan.

1. Grant of Award. The Company hereby grants to you and you hereby accept, subject to the terms and conditions set forth in the Plan and in this Agreement, the number of RSUs shown on the Notice of Grant, effective as of the date indicated on the Notice of Grant (the “Date of Grant”). Each RSU represents the right to receive one share of the Company’s Stock, subject to the terms and conditions set forth in the Plan and in this Agreement. The shares of Stock that are issuable upon vesting of the RSUs granted to you pursuant to this Agreement are referred to in this Agreement as “the Shares.” You must accept this RSU Award in the manner designated by the Company in the Notice of Grant (e.g., electronic or written acceptance) not later than 60 calendar days after the Date of Grant or this Award will be rendered void and without effect. Subject to the provisions of Sections 2(c), 2(d), 3(b) and 7 hereof, this Award of RSUs is irrevocable and is intended to conform in all respects with the Plan.

The risk that the value of the Shares covered by this RSU Award diminishes during the vesting period is not covered by the Plan or the Company, either directly or indirectly.

2. Vesting.

(a) Regular Vesting. Except as otherwise provided in the Plan or in this Section 2, your RSUs will vest ratably in three (3) equal annual increments commencing on the first anniversary of the Date of Grant.

(b) Accelerated Vesting.

(i) Unless otherwise determined by the Committee, or except as provided in an agreement between you and your Employer, if your Service terminates by reason of Death, Disability or Retirement during the Restriction Period, all unvested RSUs you held at the time of such termination will vest in full on the date of such termination. For purposes of this Agreement, “Retirement” shall be defined as your retirement from employment or other service to the Company or any Subsidiary after you reach (1) age fifty-five (55), so long as you shall also have completed at least ten (10) years of continuous service immediately prior to your retirement, or (2) age sixty-five (65), and “Disability” shall be defined as your permanent and total disability (within the meaning of Section 22(e)(3) of the Code).

(ii) In addition to the vesting provisions contained in Sections 2(a) and 2(b)(i) above, your RSUs will automatically and immediately vest in full upon a Change in Control.

(c) Forfeiture of Unvested RSUs. Unless otherwise determined by the Committee, or except as provided in an agreement between you and your Employer, if your Service terminates for any reason other than Death, Disability or Retirement during the Restriction Period, any RSUs you held will be forfeited and canceled as of the date of such termination of Service. Notwithstanding anything to the contrary in this Section 2, your rights with respect to unvested RSUs shall in all events be immediately forfeited and canceled as of the date of your termination of Service for Cause as defined in Section 3(b) below.

(d) Repayment. Participant agrees and acknowledges that this Agreement is subject to any policies that the Committee may adopt from time to time with respect to the repayment to the Company of any benefit received hereunder, including “clawback” policies.

3. Distribution of Shares.

(a) Distribution Upon Vesting. The Company will distribute to you (or to your estate in the event of your Death) the Shares represented by the RSUs that vested on such vesting date as soon as administratively practicable after such vesting date but in no event later than the fifteenth day of the third calendar month beginning after the calendar year in which such RSUs shall have become vested. Notwithstanding the immediately preceding sentence, any RSUs subject to this grant or any similar grants outstanding on the date hereof that become vested on account of your Retirement shall be distributed to you as soon as administratively practicable (but in no event more than 90 days) following the date of your separation from service from the Company, except that, if you are a specified employee (within the meaning of Section 409A of the Code), such distribution shall be made on the day following the six month anniversary of your separation from service.

(b) Forfeiture of Shares. Notwithstanding any provision of this Agreement or the Plan to the contrary, if you are discharged from the employment of the Company or any of its Subsidiaries for Cause (as defined below), your rights in your unvested RSUs will be immediately forfeited and canceled as of such termination date. For purposes of this Agreement, “Cause” means your (i) willful failure to perform substantially your duties; (ii) willful or serious misconduct that has caused, or could reasonably be expected to result in, material injury to the business or reputation of an Employer; (iii) conviction of, or entering a plea of guilty or nolo contendere to, a crime constituting a felony; (iv) breach of any written covenant or agreement with an Employer, any material written policy of any Employer or any Employer’s code of conduct or code of ethics, or (v) failure to cooperate with an Employer in any internal investigation or administrative, regulatory or judicial proceeding. In addition, your Service shall be deemed to have terminated for Cause if, after your Service has terminated (for a reason other than Cause), facts and circumstances are discovered that would have justified a termination for Cause. Your RSUs will also be immediately forfeited and canceled in accordance with Section 7 upon your breach of the provisions set forth in Section 7.

(c) Compliance With Law. The Plan, the granting and vesting of this RSU, and any obligations of the Company under the Plan, shall be subject to all applicable federal, state and foreign country laws, rules and regulations, and to such approvals by any regulatory or governmental agency as may be required, and to any rules or regulations of any exchange on which the Stock is listed. The Company, in its discretion, may postpone the vesting of this RSU, the issuance or delivery of Stock under this RSU or any other action permitted under the Plan to permit the Company, with reasonable diligence, to complete such stock exchange listing or registration or qualification of such Stock or other required action under any federal, state or foreign country law, rule or regulation and may require you to make such representations and furnish such information as it may consider appropriate in connection with the issuance or delivery of Stock in compliance with applicable laws, rules and regulations. The Company shall not be obligated by virtue of any provision of the Plan to recognize the vesting of this RSU or to otherwise sell or issue Stock in violation of any such laws, rules or regulations, and any postponement of the vesting or settlement of this RSU under this provision shall not extend the term of the RSU. Neither the Company nor its directors or officers shall have any obligation or liability to you with respect to any RSU (or Stock issuable thereunder) that shall lapse because of such postponement.

4. No Stockholder Rights. Except as set forth in the Plan, neither you nor any person claiming under or through you shall be, or have any of the rights or privileges of, a stockholder of the Company in respect of the Shares issuable pursuant to this Award unless and until your Shares shall have been issued.

5. Tax Withholding. The Employer shall have the right to deduct from all amounts paid to you in cash (whether under this Plan or otherwise) any amount required by law to be withheld in respect of Awards under this Plan as may be necessary in the opinion of the Employer to satisfy any applicable tax withholding requirements under the laws of any country, state, province, city or other jurisdiction, including but not limited to income taxes, capital gains taxes, transfer taxes, and social security contributions that are required by law to be withheld. In the case of payments of Awards in the form of Stock, at the Committee’s discretion, you will be required to either pay to the Employer in cash the amount of any taxes required to be withheld with respect to such Stock or, in lieu thereof, the Employer shall have the right to retain (or you may be offered the opportunity to elect to tender) the number of Shares whose Fair Market Value equals such amount required to be withheld.

6. RSUs Not Transferable. The RSU granted herein is not assignable or transferable except by will or the laws of descent and distribution.

7. Covenants Not to Disclose, Compete or Solicit.

(a) You acknowledge that (i) the Company is engaged in a continuous program of research, development and production respecting its business (the foregoing, together with any other businesses in which the Company engages from the date hereof to the date of the termination of your employment with the Company and its Subsidiaries as the “Company Business”); (ii) your work for and position with the Company and/or one of its Subsidiaries has allowed you, and will continue to allow you, access to trade secrets of, and Confidential Information concerning the Company Business; (iii) the Company Business is national and international in scope; (iv) the Company would not have agreed to grant you this Award but for the agreements and covenants contained in this Agreement; and (v) the agreements and covenants contained in this Agreement are necessary and essential to protect the Company Business, and the goodwill and customer relationships that Company and its Subsidiaries have expended significant resources to develop. The Company agrees and acknowledges that, on or following the date hereof, it will provide you with one or more of the following: (1) authorization to access Confidential Information through a new computer password or by other means, (2) authorization to represent the Company in communications with customers and other third parties to promote the goodwill of the Company Business in accordance with generally applicable Company policies, and (3) access to participate in certain restricted access meetings, conferences or training relating to your position with the Company. You understand and agree that if Confidential Information were used in competition against the Company, the Company would experience serious harm and the competitor would have a unique advantage against the Company.

(b) For purposes of this Agreement, “Confidential Information” shall mean all business records, trade secrets, know-how, customer lists or compilations, terms of customer agreements, sources of supply, pricing or cost information, financial information, personnel data and/or other confidential or proprietary information used and/or obtained by you in the course of your employment with the Company or any Subsidiary; provided that the term “Confidential Information” will not include information which (i) is or becomes publicly available other than as a result of a disclosure by you which is prohibited by this agreement or by any other legal, contractual or fiduciary obligation that you may owe to the Company or any Subsidiary, or (ii) is widely known within one or more of the industries in which the Company or any Subsidiary operates, or you can demonstrate was otherwise known to you prior to becoming an employee of the Company or any Subsidiary, or (iii) is or becomes available to you on a non-confidential basis from a source (other than the Company or any Subsidiary, including any employee thereof) that is not prohibited from disclosing such information to you by a legal, contractual or fiduciary obligation to the Company or any Subsidiary. You agree not to engage in unauthorized use or disclosure of Confidential Information during your employment or at any time after the termination of your employment, and agree that upon termination of your employment (or earlier if so requested) you will preserve and return to the Company any and all records in your possession or control, tangible and intangible, containing any Confidential Information. You further agree not to keep or retain any copies of such records without written authorization from a duly authorized officer of the Company covering the specific item retained.

(c) Ancillary to the foregoing and this Award, you hereby agree that, during the term of your employment with the Company or any Subsidiary and for a period of two years thereafter (the “Restricted Period”), you will not, directly or indirectly, individually or on behalf of any person or entity other than the Company or any of its Subsidiaries:

(i) provide Competing Services (as defined below) to any company or business (other than the Company or any Subsidiary) engaged primarily in the manufacture, distribution, sale or marketing of any of the Relevant Products (as defined below) in the Relevant Market Area (as defined below);

(ii) approach, consult, solicit business from, or contact or otherwise communicate, directly or indirectly, in any way with any Customer (as defined below) in an attempt to (1) divert business from, or interfere with any business relationship of the Company or any of its Subsidiaries, or (2) convince any Customer to change or alter any of such Customer’s existing or prospective contractual terms and conditions with the Company or any Subsidiary; provided that you shall not be restricted in any general advertising or publication of services or products; or

(iii) solicit, induce, recruit or encourage, either directly or indirectly, any employee of the Company or any Subsidiary to leave his or her employment with the Company or any Subsidiary or employ or offer to employ any employee of the Company or any Subsidiary; provided that you shall not be restricted in any general solicitation for employees (including through the use of employment agencies) not specifically directed at any employee of the Company or any Subsidiary. For the purposes of this section, an employee of the Company or any Subsidiary shall be deemed to be an employee of the Company or any Subsidiary while employed by the Company and for a period of sixty (60) days thereafter.

(d) For purposes of this Agreement, the following terms shall have the meanings indicated:

(i) to provide “Competing Services” means to provide, manage, supervise, or consult about (whether as an employee, owner, partner, stockholder, investor, joint venturer, lender, director, manager, officer, employee, consultant, independent contractor, representative or agent, or otherwise) any services that are similar in purpose or function to services you provided to the Company in the two year period preceding the termination of your employment, that might involve the use or disclosure of Confidential Information, or that would involve business opportunities related to Relevant Products.

(ii) “Customer” means any and all persons or entities who purchased any Relevant Product from the Company or any Subsidiary during the term of your employment with the Company or any Subsidiary and as to whom, within the course of the last two (2) years of your employment with the Company or any Subsidiary, (a) you or someone under your supervision had contact and/or (b) you received or had access to Confidential Information.

(iii) “Relevant Product(s)” means (1) organic dairy products (including milk, cream and cultured dairy products) or organic juice, (2) dairy or other non-dairy coffee creamers or other coffee whiteners, (3) coffee-based beverages, (4) soy milk, almond milk, coconut milk, rice milk or any other plant-based beverage or cultured plant-based product, and/or (5) any other product not listed above that was developed or sold by the Company or a Subsidiary in the course of the last two years of your employment with the Company or any Subsidiary.

(iv) “Relevant Market Area” means the states, regions and countries where the Company does business that you assist in providing services to and/or receive Confidential Information about in the two year period preceding the termination of your employment so long as the Company continues to do business in that geographic market area during the Restricted Period.

(e) Notwithstanding the foregoing, (i) the restrictions of subsection 7(c) above shall not prohibit your employment with a non-competing, independently operated subsidiary, division, or unit of a diversified company (even if other separately operated portions of the diversified company are involved in Relevant Products) if in advance of your providing any services, you and the diversified company that is going to employ you both provide the Company with written assurances that are satisfactory to the Company establishing that (1) the entity, subsidiary, division, or unit of the diversified business that you are going to be employed in is not involved in Relevant Products or preparing to become involved in Relevant Products, and (2) your position will not involve Competing Services of any kind, and (ii) you are not prohibited from owning, either of record or beneficially, not more than five percent (5%) of the shares or other equity of any publicly traded company. Your obligation under this Section 7 shall survive the vesting or forfeiture of your RSUs and/or the distribution or forfeiture of the underlying Shares.

(f) Any breach of any provision of this Section 7 will result in immediate and complete forfeiture of your unvested RSUs and your undistributed Shares. In addition, you hereby agree that if you violate any provision of this Section 7, the Company will be entitled to injunctive relief, specific performance, or such other legal and equitable relief as is needed to prevent or enjoin any violation of the provisions of this Agreement in addition to and not to the exclusion of any other remedy that may be allowed by law for damages experienced prior to the issuance of injunctive relief. You also agree that, if you are found to have breached any of the time-limited covenants in this Section 7, the time period during which you are subject to such covenant shall be extended by one day for each day you are found to have violated such restriction, up to a maximum of two years.

(g) You acknowledge that you have given careful consideration to the restraints imposed by this Agreement, and you fully agree that they are necessary for the reasonable and proper protection of the business of the Company and its Subsidiaries. The restrictions set forth herein shall be construed as a series of separate and severable covenants. You agree that each and every restraint imposed by this Agreement is reasonable with respect to subject matter, time period, and geographical area. Except as expressly set forth herein, the restraints imposed by this Agreement shall continue during their full time periods and throughout the geographical area set forth in this Agreement.

(h) You stipulate and agree that one of the purposes of this Agreement is to fully resolve and bring finality to any concerns over the enforceability of the Restrictive Covenants. You also stipulate and agree that (i) the enforceability of the Restrictive Covenants, and (ii) the Company’s agreement herein to provide you with this Award are mutually dependent clauses and obligations without which this Agreement would not be made by the parties. Accordingly, you agree not to sue otherwise pursue a legal claim to set aside or avoid enforcement of the Restrictive Covenants. And, in the event that you or any other party pursues a legal challenge to the enforceability of any material provision of the restrictions in Section 7 of this Agreement and a material provision is found unenforceable by a court of law or other legally binding authority such that you are no longer bound by a material provision of Section 7, then (1) your unvested RSUs and undistributed Shares shall be forfeited and (2) you hereby agree that you will return to the Company any Shares that were previously issued to you or, if you no longer own the Shares, an amount in cash equal to the fair market value of any such Shares on the date they were issued to you (less any taxes paid by you). The foregoing is not intended as a liquidated damage remedy but is instead a return-of-gains and contractual rescission remedy due to the mutual dependent nature of the subject provisions in the Agreement.

(i) If any of the Restrictive Covenants are deemed unenforceable as written, you and the Company expressly authorize the court to revise, delete, or add to the restrictions contained in this Section 7 to the extent necessary to enforce the intent of the parties and to provide the goodwill, Confidential Information, and other business interests of the Company and its Subsidiaries with effective protection. And, in the event that such reformation of the restriction is acceptable to the Company, then the forfeiture and rescission (return of gain) remedies provided for in subsection 7(h) above shall not apply.

(j) The provisions of this Section 7 are not intended to override, supersede, reduce, modify or affect in any manner any other non-competition or non-solicitation agreement between you and the Company or any Subsidiary, and instead are intended to supplement any such agreements.

8. Plan Incorporated. You accept the RSUs hereby granted subject to all the provisions of the Plan, which, except as expressly contradicted by the terms hereof, are incorporated into this Agreement, including the provisions that authorize the Committee to administer and interpret the Plan and which provide that the Committee’s decisions, determinations and interpretations with respect to the Plan are final and conclusive on all persons affected thereby.

9. Assignment of Intellectual Property Rights. In consideration of the granting of this RSU Award, you hereby agree that all right, title and interest to any and all products, improvements or processes (“Intellectual Property”) whatsoever, discovered, invented or conceived during the course of employment with the Company or any of its Subsidiaries, relating to the subject matter of the business of the Company or any of its Subsidiaries or which may be directly or indirectly utilized in connection therewith, are vested in the Company, and you hereby forever waive any and all interest you have in such Intellectual Property and agree to assign such Intellectual Property to the Company. In addition, all writings produced in the course of work or employment for the Company or any Subsidiary are works produced for hire and the property of the Company and its Subsidiaries, including any copyrights for those writings.

10. Miscellaneous.

(a) No Guaranteed Employment. Nothing contained in this Agreement shall affect the right of the Company to terminate your employment at any time, with or without Cause, or shall be deemed to create any rights to employment on your part. The rights and obligations arising under this Agreement are not intended to and do not affect the employment relationship that otherwise exists between the Company and you, whether such employment relationship is at will or defined by an employment contract. Moreover, this Agreement is not intended to and does not amend any existing employment contract between the Company and you. To the extent there is a conflict between this Agreement and such an employment contract, the employment contract shall govern and take priority.

(b) Notices. Any notice to be given to the Company under the terms of this Agreement shall be addressed to the Company at its principal executive offices, and any notice to be given to you shall be addressed to you at the address set forth on the attached Notice of Grant, or at such other address for a party as such party may hereafter designate in writing to the other. Any such notice shall be deemed to have been duly given if mailed, postage prepaid, addressed as aforesaid.

(c) Binding Agreement. Subject to the limitations in this Agreement on the transferability by you of the Award granted herein, this Agreement shall be binding upon and inure to the benefit of the representatives, executors, successors or beneficiaries of the parties hereto.

(d) Governing Law. The interpretation, performance and enforcement of this Agreement shall be governed by the laws of the State of Delaware and the United States, as applicable, without reference to the conflict of laws provisions thereof.

(e) Severability. Except as otherwise expressly provided for herein in Section 7 above, if any provision of this Agreement is declared or found to be illegal, unenforceable or void, in whole or in part, then the parties shall be relieved of all obligations arising under such provision, but only to the extent that it is illegal, unenforceable or void, it being the intent and agreement of the parties that this Agreement shall be deemed amended by modifying such provision to the extent necessary to make it legal and enforceable while preserving its intent or, if that is not possible, by substituting therefor another provision that is legal and enforceable and achieves the same objectives.

(f) Interpretation. All section titles and captions in this Agreement are for convenience only, shall not be deemed part of this Agreement, and in no way shall define, limit, extend or describe the scope or intent of any provisions of this Agreement.

(g) Entire Agreement. Except as otherwise provided for in Section 7 above, this Agreement constitutes the entire agreement among the parties hereto pertaining to the subject matter hereof and supersedes all prior agreements and understandings pertaining thereto.

(h) No Waiver. No failure by any party to insist upon the strict performance of any covenant, duty, agreement or condition of this Agreement or to exercise any right or remedy consequent upon a breach thereof shall constitute waiver of any such breach or any other covenant, duty, agreement or condition.

(i) Counterparts. This Agreement may be executed in counterparts, all of which together shall constitute one agreement binding on all the parties hereto, notwithstanding that all such parties are not signatories to the original or the same counterpart.

(j) Relief. In addition to all other rights or remedies available at law or in equity, the Company shall be entitled to injunctive and other equitable relief to prevent or enjoin any violation of the provisions of this Agreement.

END OF AGREEMENT

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